Exhibit 10.67
APTARGROUP, INC.
2018 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
(SERVICE-BASED VESTING FORM)
(French employee version)
AptarGroup, Inc., a Delaware corporation (the “Company”), hereby grants the participant (the “Employee”) as of [Insert Date] (the “Grant Date”), pursuant to Section 6(d) of the AptarGroup, Inc. 2018 Equity Incentive Plan (the “Plan”) as amended by the 2018 French Sub-Plan for Restricted Stock Units (the “Sub-Plan”), a restricted stock unit award (the “Award”) of the restricted stock units deposited into the Employee’s account as of the Grant Date, upon and subject to the restrictions, terms and conditions set forth below. Capitalized terms not defined herein shall have the meanings specified in the Plan.
The Award is governed by the terms and conditions of the Plan as amended by the Sub-Plan (together the “2018 French RSU Plan”).
In the event the terms and conditions set out in this Award Agreement differ from or conflict with the terms and conditions set out in the 2018 French RSU Plan, the terms and conditions set out in the 2018 French RSU Plan shall prevail.
1.Award Subject to Acceptance of Agreement. The Award shall be null and void unless the Employee accepts this Agreement by electronically accepting this Agreement within the Employee’s stock plan account with the Company’s stock plan administrator according to the procedures then in effect.
2.Restriction Period and Vesting. (a) The Award shall vest (i) in [Insert Number] increments on each of the [Insert Year] anniversaries of the Grant Date or (ii) as otherwise provided pursuant to this Section 2 (the “Restriction Period”).
Shares underlying Awards vested less than 2 years after the Grant Date shall be subject to a sale restriction until the second anniversary of the Grant Date.
(b)If the Employee’s employment by the Company terminates by reason of Retirement during the Restriction Period, the Award shall be settled in accordance with the vesting schedule set forth in Section 2(a)(i) or earlier pursuant to Section 2(e) hereof; provided, however, that if the Employee dies after such Employee’s termination of employment by reason of Retirement, the portion of the Award, if any, which has not yet been settled as of the date of death shall become fully payable as of the date of death.
(c)Upon the Employee’s Disability or death during the Restriction Period, the Award shall become fully vested as of the date of the Employee’s Disability or death, as the case may be. Subject to the remainder of this Agreement, the Award shall be settled within 70 days after the date of the Participant’s death or Disability.
(d)If the Employee’s employment by the Company terminates prior to the end of the Restriction Period and prior to any of the events described in this Section 2, then the portion of the Award, if any, which is not vested as of the effective date of the Employee’s termination of employment shall be forfeited and cancelled by the Company.

(e)(Change in Control.
(1)Vesting of Award Not Assumed. In the event of a Change in Control prior to the end of the Restriction Period pursuant to which the Award is not effectively assumed or continued by the surviving or acquiring corporation in such Change in Control (as determined by the Board of Directors or the Committee, with appropriate adjustments to the number and kind of shares, in each case, that preserve the value of the shares subject to the Award and other material terms and conditions of the outstanding Award as in effect immediately prior to the Change in Control), the Award shall vest in its entirety as of the date of the Change in Control. Subject to the remainder of this Agreement, the Award shall be settled within 70 days after the Change in Control; provided, however, that if the Award constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code) and such Change in Control is not a “change in control event” (within the meaning of Section 409A of the Code) or the settlement of the Award upon such Change in Control would not otherwise be permissible under Section 409A of the Code, such Award shall be paid within 70 days after the earlier to occur of (x) the Vesting Date and (y) the Employee’s death, Disability or termination of employment.
(2)Vesting of Award Assumed. In the event of a Change in Control prior to the end of the Restriction Period pursuant to which the Award is effectively assumed or continued by the surviving or acquiring corporation in such Change in Control (as determined by the Board of Directors or the Committee, with appropriate adjustments to the number and kind of shares, in each case, that preserve the value of the shares subject to the Award and other material terms and conditions of the outstanding Award as in effect immediately prior to the Change in Control) and the Company terminates the Employee’s employment without Cause or the Employee resigns for Good Reason within 24 months following such Change in Control, in any such case, the Award shall become fully vested as of the Employee’s termination of employment. Subject to the remainder of this Agreement, the Award shall be settled within 70 days after such termination of employment.
(3)The Company may, but is not required to, cooperate with the Employee if the Employee is subject to Section 16 of the Exchange Act to assure that any cash payment or substitution in accordance with the foregoing to the Employee is made in compliance with Section 16 and the rules and regulations thereunder.
(f)If at any time after the effective date of the Employee’s termination of employment for any reason other than death, and as long as the Company has a legitimate interest to it, the Employee:
(i)engages in any type of activity or behavior breaching any of the restrictive covenant the Employee is contractually bound by towards the Company, such as notably, activated non-competition clause, non-solicit or non-disparagement; or; or

(ii)directly discloses or misuses any confidential information or trade secrets of the Company or an Affiliate,then the Award shall be automatically forfeited and cancelled by the Company on the date the Employee engages in such activity. Notwithstanding the foregoing and any other language in this Agreement, this Agreement does not supersede or preclude the enforceability of any restrictive covenant provision contained in any prior agreement entered into by Employee. Further, no prior restrictive covenant supersedes or precludes the enforceability of any provision contained in this Agreement.
(g)The Employee may be released from the Employee’s obligations under Section 2(f) only if and to the extent the Committee determines in its sole discretion that such a release is in the best interests of the Company. (h)Definitions. For purposes of this Agreement, the following terms shall be defined as follows:
(1)“Cause” shall mean (i) the commission of a felony involving moral turpitude, (ii) the commission of a fraud, (iii) the commission of any material act involving dishonesty with respect to the Company or any of its subsidiaries or affiliates, (iv) gross negligence or willful misconduct with respect to the Company or any of its subsidiaries or affiliates, (v) the willful and continued failure by the Employee to substantially perform the Employee’s duties with the Company (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Employee by the Company, which demand specifically identifies the manner in which the Company believes that the Employee has not substantially performed the Employee’s duties, (vi) breach of any restrictive covenant provision or agreement with the Company or (vii) any breach by the Employee of any written agreement with the Company or any of its subsidiaries or affiliates which is material and which is not cured within 30 days following written notice thereof to the Employee by the Company.
(2)“Disability” shall mean that the Employee either (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, is receiving income replacement benefits for a period of not less than six (6) months under an accident and health plan covering employees of the Employee’s employer.

(3)“Good Reason” shall mean, without the written consent of the Employee, any one or more of the following: (i) the Company reduces the amount of the Employee’s (x) base salary or (y) the aggregate cash bonus opportunity and long-term incentive opportunity (it being understood that the Board of Directors shall have discretion to set the Company’s and the Employee’s personal performance targets to which the cash bonus and long-term incentive opportunities will be tied and to change the form of long-term incentive awards), (ii) the Company adversely changes the Employee’s reporting responsibilities, titles or office as in effect as of the date hereof or reduces his/her position, authority, duties, responsibilities or status, in a manner that is materially inconsistent with the positions, authority, duties, responsibilities or status, which the Employee then holds (for the avoidance of doubt, Employee shall be deemed to have an adverse change in Employee’s position, authorities, duties, responsibilities or status, in the event the Employee ceases to have public company reporting responsibilities as a result of the Company ceasing to be publicly-traded following a Change in Control), (iii) any successor to the Company in any merger, consolidation or transfer of assets, as described in Section 6.2, does not expressly assume any material obligation of the Company to the Employee under any agreement or plan pursuant to which the Employee receives benefits or rights, or (iv) the Company changes the Employee’s place of work to a location more than sixty (60) miles from the Employee’s present place of work; provided, however, that the occurrence of any such condition shall not constitute Good Reason unless (A) the Employee provides written notice to the Company of the existence of such condition not later than 60 days after the Employee knows or reasonably should know of the existence of such condition, (B) the Company shall have failed to remedy such condition within 30 days after receipt of such notice and (C) the Employee resigns due to the existence of such condition within 60 days after the expiration of the remedial period described in clause (B) hereof in which such condition remains unremedied.
(4)“Retirement” shall mean termination of employment, other than for Cause, either (i) at or after age 55 after a minimum of (a) ten (10) years of employment with the Company, or (b) ten (10) years of employment with the Company after applying five (5) years of credit for previous work experience in accordance with Company policy or (ii) at or after age 65. For purposes of determining whether Employee has satisfied the service requirement for Retirement, employment with an entity or business acquired by the Company shall be deemed to be employment with the Company.
3.Conversion of Restricted Stock Units and Issuance of Shares. Upon the vesting of all or any portion of the Award in accordance with Section 2 hereof, one share of the Company’s Common Stock, $0.01 par value, shall be issuable for each restricted stock unit that vests on such date (the “Shares”), subject to the terms and provisions of the Plan and this Agreement. Thereafter, the Company will transfer such Shares to the Employee upon satisfaction of any required tax withholding obligations. No fractional shares shall be issued under this Agreement.
4.Rights as a Stockholder. The Employee shall not be entitled to any privileges of ownership (including any voting rights or rights with respect to dividends paid on the Common Stock) with respect to any of the Shares issuable under the Award unless and until, and only to the extent, the Award is settled by the issuance of such Shares to the Employee.

5.Additional Terms and Conditions of Award.
1.1Nontransferability of Award. During the Restriction Period, the restricted stock units subject to the Award and not then vested may not be transferred by the Employee except in the event of death or Disability as described in the Sub-plan.. Except as permitted by the foregoing, during the Restriction Period, the restricted stock units subject to the Award and not then vested may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Any such attempted sale, transfer, assignment, pledge, hypothecation or encumbrance, or other disposition of such restricted stock units shall be null and void.
1.2    Withholding Taxes. (a) As a condition precedent to the delivery to the Employee of any of the Shares subject to the Award or upon the Employee’s satisfaction of the retirement eligibility conditions set forth in Section 2(b), the Employee shall, upon request by the Company, pay to the Company (or shall cause a broker-dealer on behalf of the Employee to pay to the Company) such amount of cash as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award. If the Employee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Employee.
(b)Under the terms of this Agreement, the Employee’s obligations to pay the Required Tax Payments shall be satisfied by the Company selling whole Shares delivered upon vesting having an aggregate Market Value, determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments; provided, however, the Employee may notify the Company prior to the Tax Date that the Employee has elected, in lieu of the Company withholding Shares, to satisfy his or her obligation to advance the Required Tax Payments by (i) a check or cash payment to the Company, (ii) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole Shares having an aggregate Market Value, determined as of the Tax Date, equal to the Required Tax Payments, (iii) except as may be prohibited by applicable law, a cash payment by a broker whom the Company has selected for this purpose and to whom the Employee has authorized to sell any shares acquired upon the vesting of the Award to meet the Required Tax Payments, or (iv) any combination of share withholding and (i), (ii) and (iii). Shares to be delivered to or to be sold by the Company may not have a Market Value in excess of the minimum amount of the Required Tax Payments (or such greater withholding amount to the extent permitted by applicable withholding rules and accounting rules without resulting in variable accounting treatment). Any fraction of a share which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by the Employee.
1.3Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration or qualification of the Shares subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the vesting of the restricted stock units or the delivery of the Shares hereunder, the Shares subject to the Award may not be delivered, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent or approval.

1.4Issuance of Shares. Except as otherwise provided for in Section 2, within 70 days after the Vesting Date the Company shall issue or cause to be issued in the Employee’s name (or such other name as is acceptable to the Company and designated in writing by the Employee) the vested shares of Common Stock. Such issuance and any earlier issuance in accordance with Section 2 shall be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company (or, alternatively at the discretion of the Company, a certificate or certificates may be registered in the Employee’s name). The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery, except as otherwise provided in Section 5.2.
1.5Award Confers No Rights to Continued Employment. In no event shall the granting of the Award or its acceptance by the Employee give or be deemed to give the Employee any right to continued employment by the Company or any Affiliate of the Company.
1.6Decisions of Board or Committee. The Board of Directors of the Company or the Committee shall have the right to resolve all questions which may arise in connection with the Award. Any interpretation, determination or other action made or taken by the Board of Directors or the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.
1.7Company to Reserve Shares. The Company shall at all times prior to the cancellation of the Award reserve and keep available, either in its treasury or out of it authorized but unissued shares of Common Stock, shares of Common Stock equal to the full number of unvested restricted stock units subject to the Award from time to time.
1.8Agreement Subject to the Plan; Section 409A of the Code. This Agreement is subject to the provisions of the Plan (including the adjustment provision set forth in Section 7(b) thereof) and shall be interpreted in accordance therewith. The Employee hereby acknowledges receipt of a copy of the Plan. This Award is intended to be exempt from or comply with Section 409A of the Code, and shall be interpreted and construed accordingly. To the extent this Agreement provides for the Award to become vested and be settled upon the Employee’s termination of employment, the applicable shares of Common Stock shall be transferred to Employee or his or her beneficiary upon the Employee’s “separation from service,” within the meaning of Section 409A of the Code; provided that if the Employee is a “specified employee,” within the meaning of Section 409A of the Code, then to the extent the Award constitutes nonqualified deferred compensation, within the meaning of Section 409A of the Code, such shares of Stock shall be transferred to the Employee or his or her beneficiary upon the earlier to occur of (i) the six-month anniversary of such separation from service and (ii) the date of the Employee’s death, to the extent required to comply with Section 409A of the Code. The Company reserves the right to amend this Agreement to the extent it determines in its sole discretion such amendment is necessary or appropriate to comply with applicable law, including but not limited to Section 409A of the Code. Notwithstanding the foregoing, under no circumstances shall the Company be responsible for any taxes, penalties, interest or other losses or expenses incurred by the Employee due to any failure to comply with Section 409A of the Code.
6.Miscellaneous Provisions.
1.1Meaning of Certain Terms. As used herein, employment by the Company shall include employment by an Affiliate of the Company.

1.2Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Employee, acquire any rights hereunder in accordance with this Agreement or the Plan.
1.3Notices. All notices, requests or other communications provided for in this Agreement shall be made in writing by (a) actual delivery to the party entitled thereto, (b) mailing to the last known address of the party entitled thereto, via certified or registered mail, return receipt requested or (c) telecopy with confirmation of receipt. The notice, request or other communication shall be deemed to be received, in the case of actual delivery, on the date of its actual receipt by the party entitled thereto, in the case of mailing, on the tenth calendar day following the date of such mailing, and in the case of telecopy, on the date of confirmation of receipt; provided, however, that if a notice, request or other communication is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.
1.4Governing Law. This Agreement and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to conflicts of laws principles.
1.5Award Subject to Clawback. The Award are subject to forfeiture, recovery by the Company or other action pursuant to the AptarGroup, Inc. Policy on Recoupment of Forfeiture of Incentive Compensation, as in effect on the Grant Date.

APTARGROUP, INC.

By:    [Authorized Representative]
Acknowledgment, Acceptance and Agreement:
By accepting this grant on the Company’s stock plan administrator’s website, I hereby accept the restricted stock units granted to me and acknowledge and agree to be bound by the terms and conditions of the Agreement and the Plan as amended by the Sub-Plan.
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